EXHIBIT 99

NEWS RELEASE

For more information, contact:

Steve Albright	or:	Fred Nielson	Barry Murov
Chief Financial Officer		Investor Relations	Media Relations
(636) 733-1305		(636) 733-1314	(636) 733-1303

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Second-Quarter Financial Results

CHESTERFIELD, Mo., Aug. 3, 2011 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the second quarter of 2011.

Net sales for the quarter were $18.0 million, a 4.4 percent decrease from the second quarter last year. Net U.S. sales totaled $14.8 million, representing a 7.0 percent decline from the same quarter in 2010. Net sales outside of the United States increased 10.1 percent to $3.2 million, led by a 47.3 percent increase in European net sales, compared to the second quarter 2010.

Net income for the second quarter was $69,000 or $0.01 per diluted share, compared to $206,000 or $0.02 per diluted share in the 2010 second quarter. Earnings declined due to the decrease in U.S. net sales coupled with increases in several of our components of cost of goods sold.  We experienced increases in production costs and higher order shipping costs due to general rate increases and higher fuel surcharges.

“The high unemployment rate, reduced discretionary income due to higher energy costs and declining consumer sentiment combined to hinder our efforts to increase sales in the United States,” Robert L. Montgomery, chairman, president and chief executive officer.

“To combat those trends, we have a number of activities that we believe will lead to higher sales by the fourth quarter of 2011 or early 2012,” Montgomery said. “We have powerful sales promotions which we plan to launch in the second half of the year, for example. We have an exciting international conference planned for later this month. We will continue to implement the new branding initiative we launched in February. Our R&D team has promising new products in the developmental stage.”

Net sales for the first six months of 2011 were $39.7 million compared to $41.5 million in the same period in 2010. In the U.S., net sales were down 5.9 percent; international net sales increased 3.8 percent in the first half of 2011 compared to the first half of 2010. Our European operations accounted for most of the increase in net sales outside of the United States.

- MORE -

Reliv International Second-Quarter Financial Results
ADD ONE

Net income for the first six months was $679,000, or $0.05 per diluted share, compared to $952,000 or $0.08 per diluted share in the same period in 2010.

New distributor enrollments in the second quarter declined 10 percent from the number of enrollments in the same quarter last year. Reliv’s total distributor count was 58,450 as of June 30, 2011, down 8.2 percent from the same date last year. There was a significant increase, however, in the number of customers who became distributors. “We view this migration, from a customer to a distributor, as movement in the right direction, and we are looking at ways to encourage more customers to make this choice,” Montgomery said.

“We continue to work with our field to build momentum,” Montgomery said. “We are investing in areas we believe will increase sales. At the same time, we are carefully reviewing our U.S. and international operations for potential improvements and restructuring opportunities.”

Additional financial results
•	Net cash generated from operating activities totaled $1.8 million, equal to the amount we reported in the second quarter of 2010.
•	Reliv had cash and cash equivalents of $7.0 million as of June 30, 2011, a 7.3 percent increase over the same date in 2010.
•	Using an existing stock buyback authorization, Reliv bought back 27,134 shares at an average share price of $2.02 per share during the second quarter.

About Reliv

Reliv International, Inc., based in Chesterfield, Mo., makes nutritional supplements that promote optimal health. Reliv supplements address essential nutrition, weight loss, athletic performance, digestive health, women’s health, anti-aging and energy and mental focus. The company also markets premium personal care products through its Relivables line. Reliv sells its products through an international network marketing system of independent distributors in 15 countries.  Learn more about Reliv at www.reliv.com, or on Facebook, Twitter or YouTube.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission.  More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, www.reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries
ADD THREE

Condensed Consolidated Balance Sheets
	June 30	December 31
	2011	2010
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$7,015,049	$6,331,038
Accounts receivable, less allowances of
$68,600 in 2011 and $67,100 in 2010	293,379	291,405
Accounts due from employees and distributors	39,052	55,854
Inventories	5,381,842	5,650,790
Other current assets	1,424,942	916,239

Total current assets	14,154,264	13,245,326

Other assets	2,080,262	1,867,976
Intangible assets, net	1,683,232	1,785,987
Net property, plant and equipment	7,649,634	7,944,412

Total Assets	$25,567,392	$24,843,701

Liabilities and Stockholders' Equity

Total current liabilities	$7,166,375	$6,387,164
Long-term debt, less current maturities	3,863,543	4,150,770
Other non-current liabilities	305,043	375,244
Stockholders' equity	14,232,431	13,930,523

Total Liabilities and Stockholders' Equity	$25,567,392	$24,843,701

Consolidated Statements of Income
	Three months ended June 30		Six months ended June 30
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product sales	$15,984,382	$16,689,178	$35,311,325	$36,946,859
Handling & freight income	2,013,540	2,131,453	4,373,451	4,601,024

Net Sales	17,997,922	18,820,631	39,684,776	41,547,883

Costs and expenses:
Cost of products sold	3,815,181	3,716,495	8,035,531	8,272,877
Distributor royalties and commissions	6,746,008	7,069,332	14,866,950	15,549,408
Selling, general and administrative	7,407,498	7,540,728	15,676,366	16,084,179

Total Costs and Expenses	17,968,687	18,326,555	38,578,847	39,906,464

Income from operations	29,235	494,076	1,105,929	1,641,419

Other income (expense):
Interest income	10,222	12,847	25,801	22,373
Interest expense	(35,801)	(54,775)	(72,424)	(106,451)
Other income (expense)	83,185	(36,128)	14,335	21,155

Income before income taxes	86,841	416,020	1,073,641	1,578,496
Provision for income taxes	18,000	210,000	395,000	626,000

Net Income	$68,841	$206,020	$678,641	$952,496

Earnings per common share - Basic	$0.01	$0.02	$0.05	$0.08
Weighted average shares	12,442,000	12,380,000	12,446,000	12,380,000

Earnings per common share - Diluted	$0.01	$0.02	$0.05	$0.08
Weighted average shares	12,444,000	12,380,000	12,449,000	12,380,000

Cash dividends declared per common share	$0.03	$0.02	$0.03	$0.02

Reliv International, Inc. and Subsidiaries
ADD FOUR

Net sales by Market
(in thousands)
	Three months ended June 30,				Change From Prior Year
	2011		2010
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$14,841	82.5%	$15,954	84.7%	$(1,113)	-7.0%
Australia/New Zealand	596	3.3%	541	2.9%	55	10.2%
Canada	577	3.2%	542	2.9%	35	6.5%
Mexico	354	2.0%	394	2.1%	(40)	-10.2%
Europe	856	4.7%	581	3.1%	275	47.3%
Asia	774	4.3%	809	4.3%	(35)	-4.3%

Consolidated total	$17,998	100.0%	$18,821	100.0%	$(823)	-4.4%

Net sales by Market
(in thousands)
	Six months ended June 30,				Change From Prior Year
	2011		2010
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$33,306	83.9%	$35,403	85.2%	$(2,097)	-5.9%
Australia/New Zealand	1,215	3.0%	1,268	3.1%	(53)	-4.2%
Canada	1,175	3.0%	1,129	2.7%	46	4.1%
Mexico	702	1.8%	787	1.9%	(85)	-10.8%
Europe	1,579	4.0%	1,001	2.4%	578	57.7%
Asia	1,708	4.3%	1,960	4.7%	(252)	-12.9%

Consolidated total	$39,685	100.0%	$41,548	100.0%	$(1,863)	-4.5%

The following table sets forth, as of June 30, 2011 and 2010, the number of our active distributors and Master Affiliates and above.
The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization.
Growth in the number of active distributors and Master Affiliates and above is a key factor in continuing the growth of our business.

Active Distributors and Master Affiliates and above by Market

	As of 6/30/2011		As of 6/30/2010		Change in %
	Total Active Distributors	Master Affiliates and Above	Total Active Distributors	Master Affiliates and Above	Total Active Distributors	Master Affiliates and Above

United States	45,880	5,680	49,630	6,430	-7.6%	-11.7%
Australia/New Zealand	2,120	150	2,520	190	-15.9%	-21.1%
Canada	1,360	190	1,360	160	0.0%	18.8%
Mexico	1,430	220	2,210	310	-35.3%	-29.0%
Europe	2,860	280	1,630	230	75.5%	21.7%
Asia	4,800	440	6,310	610	-23.9%	-27.9%

Consolidated total	58,450	6,960	63,660	7,930	-8.2%	-12.2%

** 30 **